                                                                    EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER



  AGREEMENT AND PLAN OF MERGER entered into as of August 30, 1996 by and among View Tech, Inc., a California corporation (the "Surviving Corporation"), GroupNet, Inc., a Massachusetts corporation (the "Merging Corporation"), and Andrew W. Jamison, the sole shareholder of Merging Corporation (the "Merging Corporation Sole Shareholder"). The Surviving Corporation, the Merging Corporation Sole Shareholder and the Merging Corporation are referred to collectively herein as the "Parties."

  WHEREAS, upon the terms and subject to the conditions of this Agreement, in accordance with the corporation laws of the Parties' states of incorporation, the Surviving Corporation and the Merging Corporation will carry out a business combination pursuant to which the Merging Corporation will merge with and into the Surviving Corporation, and in consideration thereof, the Merging Corporation Sole Shareholder will be issued 150,000 shares of the common stock of the Surviving Corporation and will receive an additional $330,000, all in accordance with Code (S)368(a)(1)(A).

  WHEREAS, the Board of Directors of the Surviving Corporation and the Merging Corporation unanimously have determined that the Merger is fair to, and in the best interests of, their respective companies and shareholders, and have approved and adopted this Agreement and the Merger, and have recommended approval and adoption of this Agreement and the Merger by their respective shareholders.

  NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

SECTION 1.  MERGER

  On the Effective Date, the Merging Corporation shall be merged with and into the Surviving Corporation. The separate existence of the Merging Corporation shall cease, and both the Merging and Surviving Corporation shall be a single corporation which shall be the Surviving Corporation. The title to all real estate and other property owned by the Merging Corporation and the Surviving Corporation shall be vested in the Surviving Corporation without reversion or impairment, and without further act or deed. The Surviving Corporation shall assume all liabilities and obligations of the Merging Corporation and the Surviving Corporation as of the Effective Date. Any proceeding pending against the Merging Corporation or the Surviving Corporation may be continued as if the merger did not occur, or the Surviving Corporation may be substituted in the proceeding for the Merging Corporation.
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SECTION 2.  SHAREHOLDER APPROVAL

  Forthwith upon the full execution of this agreement, the Merging Corporation shall submit this agreement to its shareholder for approval in accordance with Business Corporation Act of the Commonwealth of Massachusetts.


SECTION 3.  EFFECTIVE DATE AND CLOSING

  3.1 Effective Date. The merger of the Merging Corporation and the Surviving Corporation shall be effective (Effective Date) upon the filing of the Articles of Merger in accordance with the Business Corporation Act of the Commonwealth of Massachusetts and the Certificate of Merger and this Agreement with the Secretary of State of California in accordance with the Corporations Code of the State of California.

  3.2 Closing. Subject to the satisfaction of the conditions set forth in Sections 10 and 11 of this agreement, the closing of this merger shall take place at the office of the Surviving Corporation on August 27, 1996, or at such other place or at such other time as may be agreed upon by the Surviving Corporation and the Merging Corporation. At the time of the closing:

          3.2.1 Filing of Articles of Merger and Certificate of Merger. The Surviving Corporation and the Merging Corporation shall cause the Articles of Merger and Certificate of Merger, respectively, to be filed.

          3.2.2 Certificates. The Merging Corporation and the Surviving Corporation shall each deliver to the other certified copies of the resolutions of the Board of Directors and Shareholder (of the Merging Corporation) of the delivering corporation approving the merger.

          3.2.3 Registration Rights Agreement. The Surviving Corporation shall deliver to the Merging Corporation Sole Shareholder an executed Registration Rights Agreement.

  3.3 Further Assurances. From time to time after the closing, the parties shall execute and deliver such other documents and take such other actions as may reasonably be required to accomplish the merger.


SECTION 4.  SHARES OF STOCK AND PAYMENT OF MONEY

  4.1 Exchange of Shares and Payment of Money. On or after the Effective Date, the Surviving Corporation, upon the receipt of properly endorsed stock certificates representing the outstanding shares of common stock of the Merging Corporation, shall (i) direct its transfer agent, U.S. Stock Transfer Corporation, to issue to the shareholders of the Merging Corporation stock certificates representing 150,000 shares of the fully paid and nonassessable common stock of the Surviving Corporation for all of the outstanding shares of the Merging Corporation held by the Merging Corporation Sole Shareholder, and
(ii) pay the Merging Corporation Sole Shareholder upon receipt of his stock certificate $110,000, and (iii) give the Merging Corporation Sole Shareholder a promissory note for $220,000, such note to be in the form of Exhibit C attached hereto.

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  4.2  Cancellation of Shares.  On the Effective Date, each share of stock of the Merging Corporation that is then issued and outstanding shall, by virtue of the merger and without any action on the part of the Merging Corporation or the Surviving Corporation, be immediately canceled.

  4.3 Continuation of Shares. Each share of stock of the Surviving Corporation that is issued and outstanding as of the Effective Date shall continue to be an issued and outstanding share of the Surviving Corporation notwithstanding the merger.


SECTION 5.  CORPORATE INCIDENTS

  5.1 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation of the Surviving Corporation following this merger.

  5.2 Bylaws. The Bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Date, shall be the Bylaws of the Surviving Corporation following this merger.

  5.3 Board of Directors and Officers. The Board of Directors of the Surviving Corporation following this merger shall consist of the persons who are members of the Board of Directors of the Surviving Corporation immediately prior to the Effective Date, and they shall hold office until their successors have been elected and qualified. The officers of the Surviving Corporation following this merger shall be the persons who are the officers of the Surviving Corporation immediately prior to the Effective Date, and they shall hold office at the pleasure of the Board of Directors of the Surviving Corporation.


SECTION 6. REPRESENTATIONS AND WARRANTIES OF MERGING CORPORATION AND THE MERGING CORPORATION MAJORITY SHAREHOLDER

  6.1 Organization. The Merging Corporation is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power to own its properties and to carry on its business as now conducted, and is qualified to do business in no other jurisdiction. No proceeding is pending or threatened involving the Merging Corporation in which it is alleged that the nature of its business makes qualification necessary in any additional jurisdiction.
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  6.2  Capitalization.  The issued and outstanding stock of the Merging
Corporation consists solely of 10,000 shares of common stock without par value. All of the issued and outstanding shares of the Merging Corporation are validly issued and outstanding, fully paid and nonassessable. There are no existing options, warrants, calls, preemptive rights (except certain statutory rights not affecting the transactions hereunder), or commitments of any kind relating to the Merging Corporation's authorized and unissued capital stock.

  6.3  Subsidiaries.  The Merging Corporation has no subsidiaries.

  6.4 Valid and Binding Agreement. The execution and delivery of this agreement has been approved by the Board of Directors of the Merging Corporation, and this agreement constitutes a valid and binding obligation of the Merging Corporation in accordance with its terms. The execution and delivery of this agreement and the consummation thereof do not and will not violate any provision of any judicial or governmental decree, order, or judgment or conflict with, or result in a breach of, or constitute a default under, the Articles of Organization or bylaws of the Merging Corporation, or any material agreement or instrument to which the Merging Corporation is a party or by which it is bound.

  6.5 Financial Statements. The Merging Corporation has furnished Surviving Corporation with the Merging Corporation's unaudited balance sheet as of December 31, 1995 and its unaudited income statement for the year ended on such date. The Merging Corporation has also furnished the Merging Corporation's unaudited balance sheet as of July 31, 1996 (Latest Balance Sheet) and its unaudited income statement for the seven (7) months ended on such date, a copy of which is attached hereto as Exhibit B. The Merging Corporation will also provide the Surviving Corporation at the Closing with a preliminary balance sheet and income statement as of the date of Closing and with its final balance sheet and income statement as of the Closing Date or as soon as reasonably possible thereafter. All such financial statements (including the notes thereto) are correct and complete, and the audited financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present in the financial position of the Merging Corporation on the dates thereof and the results of its operations for the periods then ended.

  6.6 Undisclosed Liabilities. Except as disclosed in Exhibit A or on the notes to the Merging Corporation's financial statements, the Merging Corporation has no liability or obligation, absolute or contingent, including without limitation, liabilities for federal, state, local or foreign taxes, that is not reflected on the Latest Balance Sheet, except for changes in the amounts of the liabilities shown on the Latest Balance Sheet that have arisen since the date of the Latest Balance Sheet in the ordinary course of business and that are not materially adverse to the business, assets, or operations of the Merging Corporation.
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  6.7  Title to Properties.  Except as disclosed on the Merging Corporation's financial statements, the Merging Corporation has good and marketable title to all of its properties and assets, real and personal reflected in the Latest Balance Sheet except as since sold or otherwise disposed of in the ordinary course of business, free and clear of all liens and encumbrances except as set forth on Exhibit A. The Merging Corporation has received no notice of violation of any law, regulation, ordinance, or other requirement relating to its business or operations or its owned or leased real or personal properties. Physical assets owned or leased by the Merging Corporation are listed on Exhibit A hereto.

  6.8 Condition of Personal Property. Except as disclosed in the Latest Balance Sheet or on Exhibit A: (1) the machinery and equipment of the Merging Corporation is in good and useable condition, reasonable wear and tear excepted;
(2) substantially all its inventories, as valued in the Latest Balance Sheet, are good and saleable, and not obsolete, and will be sold, used, or consumed in the usual and ordinary course of business of the Merging Corporation as now conducted; and (3) the accounts receivable of the Merging Corporation as shown on the Latest Balance Sheet are good and collectible at the aggregate recorded amount after reserves thereof, subject to no counterclaims or setoffs.

  6.9 Condition of Real Property. The real property of the Merging Corporation, and to the best of the Merging Corporation's knowledge, the surrounding areas, are not currently and have not ever been subject to hazardous or toxic substances or wastes or to their effects, and there are no claims, litigation, administrative or other proceedings, whether actual or threatened, or judgment or orders, relating to any hazardous or toxic substances or wastes, discharges, emissions, or other forms of pollution relating in any way to the real property or improvements of the Merging Corporation.

  6.10 Adequacy of Rights; Patents and Trademarks. The Merging Corporation does not own or possess any patents, franchises, licenses or other rights to use all trade names, trademarks, patents, copyrights, trade secrets, formulae, design rights, or other intangible assets for the conduct of its business, or to purchase and sell the products now being purchased and sold, or to perform the services now being performed by it, except as listed on Exhibit A hereto.

  6.11 Obligations; Litigation. Except as disclosed on Exhibit A, the Merging Corporation has performed all material obligations required to be performed by it to date, and is not in default under any agreement, lease or other document to which it is a party, or under any law or order of any court or other governmental agency, which has or may have a material effect on the business, operations, or financial conditions of the Merging Corporation. There are no claims, actions, suits, or proceedings pending or threatened at law or in equity or before or by any federal, state, or other governmental agency, which if adversely determined would have a material adverse effect on the business, operations, or financial condition of the Merging Corporation or would prevent or hinder the consummation of the merger. No party with whom the Merging Corporation has an agreement, lease or other arrangement which is of material importance to the Merging Corporation is in default thereunder, except as noted on Exhibit A hereto.

  6.12 Compliance With Laws. The business of the Merging Corporation has been conducted consistent with the material provisions of all applicable laws and regulations of federal, state, and local governments (including, without limitation, any applicable building, zoning, health, safety, or environmental ordinance or regulation). No improper gifts or illegal payments have been made or received on behalf of the Merging Corporation by any of its officers, directors, employees, or agents.

  6.13 Contracts. The Merging Corporation has disclosed to the Surviving Corporation all major contracts relating to the Merging Corporation's business including (1) all contracts with sales representatives which are not terminable on 30 days' notice or less; (2) any other contract or commitment, not in the ordinary course of business, involving a liability by or to the Merging Corporation to pay in the aggregate more than $25,000; and (3) any other contract, agreement, or arrangement, not in the ordinary course of business, which is or may be material to the business, operations, or financial condition of the Merging Corporation. The Merging Corporation has not entered into any employment contract or any other contract, agreement, or commitment which will require the Merging Corporation to provide goods or services more than 90 days from the date hereof, whether in the ordinary course of business or otherwise.

  6.14 Long-Term Debt. Except as disclosed in its Financial Statements, the Merging Corporation has no obligations for the repayment of borrowed money which has a maturity date of more than one year from the date such obligation was incurred.

  6.15 Tax Matters. Copies of the state and federal tax returns of the Merging Corporation for its fiscal year ended December 31, 1995 have been furnished to the Surviving Corporation. The Merging Corporation has filed all federal, state, local, and foreign tax returns required to be filed by it and has paid all federal, state, local, and foreign tax required to be paid. All taxes and governmental charges levied or assessed against the property or the business of the Merging Corporation have been paid, other than taxes or charges the payment of which is not yet due or which, if due, are not yet delinquent or which have not been finally determined or which are being contested in good faith. Except as disclosed on Exhibit A, the amounts set up as provisions for taxes on the Latest Balance Sheet are sufficient for the payment of all unpaid taxes and other governmental charges applicable to the property or the business of the Merging Corporation for the period ended on the date of the Latest Balance Sheet and all periods prior thereto. All federal, state, local or foreign taxes for periods prior to the Closing Date will be paid by the Merging Corporation Sole Shareholder.

  6.16 Labor Matters. The Merging Corporation is not a party to any collective bargaining agreement, and there is no pension or profit-sharing plan for the Merging Corporation's employees, except as described in Exhibit A. The Merging Corporation has complied with all laws and regulations which relate to employee civil rights and equal employment opportunities and there are no presently pending or threatened labor problems which do or may in the future adversely affect the business, operations, or financial condition of the Merging Corporation.

  6.17 Insurance. Immediately prior to the Closing Date, the Merging Corporation was insured under those insurance policies listed on Exhibit A hereto.

  6.18 Suppliers and Customers. Except as disclosed on Exhibit A, the Merging Corporation is not aware that any major customer or supplier of the Merging Corporation intends to discontinue or diminish its business relationship with the Merging Corporation on account of the transactions contemplated hereunder or otherwise.

  6.19 Completeness of Disclosure. Neither this agreement nor any certificate, exhibit, schedule, or other instrument furnished or to be furnished by the Merging Corporation to the Surviving Corporation pursuant to this agreement, or in connection with the merger, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained not misleading. There is no fact known to the Merging Corporation or the Merging Corporation Sole Shareholder (other than generally available public information) which materially adversely affects or may, in the future, materially adversely affect the business, operations, or condition (financial or otherwise) of the Merging Corporation which has not been set forth in this agreement or in any Exhibit, certificate, or schedule furnished under this agreement.


SECTION 7.  REPRESENTATIONS AND WARRANTIES OF SURVIVING CORPORATION

  7.1 Organization. The Surviving Corporation is a corporation duly organized and existing in good standing under the laws of the state of California and has the corporate power to own its properties and to carry on its business as now conducted.

  7.2 Capitalization. The issued and outstanding stock of the Surviving Corporation consists solely of 10 million shares of common stock, $0.01 par value, of which 2,943,057 shares are issued and outstanding and 5,000,000 shares of preferred stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of the Surviving Corporation are validly issued and outstanding, fully paid and nonassessable. Except as listed in Exhibit F, there are no existing options, warrants, calls, preemptive rights (except certain statutory rights not affecting the transactions hereunder), or commitments of any kind relating to the Surviving Corporation's authorized and unissued capital stock.

  7.3 Shares Issued in Merger. The shares of stock of the Surviving Corporation to be issued to the shareholders of the Merging Corporation in the merger shall be fully paid and nonassessable. However, the issuance of shares by the Surviving Corporation will not be registered under the Securities Act of 1933, as amended (Act), nor the securities law of any state, and the Certificate for the Shares shall bear a legend stating that the shares shall not be offered, sold, pledged, hypothecated, or otherwise transferred or disposed of without registration under the Act and any applicable state securities law or an opinion of counsel or other evidence satisfactory to counsel for the Corporation that an exemption from such registrations is available. The Surviving Corporation will enter into a Registration Rights Agreement in the form of Exhibit D whereby it will agree to register the shares under certain circumstances.

  7.4 Valid and Binding Agreement. The execution and delivery of this agreement has been approved by the Board of Directors of the Surviving Corporation, and this agreement constitutes a valid and binding obligation of the Surviving Corporation in accordance with its terms. The execution and delivery of this agreement and the consummation thereof do not and will not violate any provision of any judicial or governmental decree, order, or judgment or conflict with, or result in a breach of, or constitute a default under, the Articles of Incorporation or bylaws of the Surviving Corporation, or any material agreement or instrument to which the Surviving Corporation is a party or by which it is bound.

  7.5 Financial Statements. The Surviving Corporation has furnished the Merging Corporation with the Surviving Corporation's balance sheet as of June 30, 1995 and 1994 and its income statement for the years ended on such dates, together with the report of Carpenter, Kuhen & Sprayberry, independent certified public accountants. The Surviving Corporation has also furnished the Merging Corporation's unaudited balance sheet as of March 31, 1996 (Latest Balance Sheet) and its income statement for the nine months ended on such date. All such financial statements (including the notes thereto) are correct and complete, and the audited financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present in the financial position of the Surviving Corporation on the dates thereof and the results of its operations for the periods then ended.

  7.6 Litigation. There are no claims, actions, suits, or proceedings pending or threatened at law or in equity or before or by any federal, state, or other governmental agency, which if adversely determined would have an adverse effect on the business, operations, or financial condition of the Surviving Corporation or would prevent or hinder the consummation of the merger.

  7.7 Completeness of Disclosure. Neither this agreement nor any certificate, exhibit, schedule, or other instrument furnished or to be furnished by the Surviving Corporation to the Merging Corporation pursuant to this agreement, or in connection with the merger contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained not misleading. There is no fact known to the Surviving Corporation which materially adversely affects or may, in the future, materially adversely affect the business, operations, or condition (financial or otherwise) of the Surviving Corporation which has not been set forth in this agreement or in any exhibit, certificate, or schedule furnished under this agreement.

SECTION 8.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

  All representations and warranties of the Merging Corporation and the Merging Corporation Sole Shareholder and the Surviving Corporation shall be true and complete as of the closing and shall survive the closing.


SECTION 9.  CONDUCT OF BUSINESS PENDING CLOSING

  Pending the closing of the merger, the Merging Corporation shall, without the prior written consent of the Surviving Corporation, refrain from engaging in transactions other than in the ordinary course of business; entering into any transactions involving a capital expenditure (including any borrowings in connection with such transaction) of more than $10,000 or the disposal of any property or asset (other than inventory) with a value of more than $5,000; making any changes in their articles of incorporation or bylaws; issuing, reclassifying, or altering any shares of their outstanding or unissued capital stock; granting options, warrants, or other rights of any kind to purchase, or issuing any shares of their capital stock; purchasing, redeeming, or otherwise acquiring for a consideration any shares of their capital stock; declaring, paying, setting aside, or making any dividends or other distributions or payment in respect to their capital stock.


SECTION 10.  CONDITIONS PRECEDENT TO OBLIGATIONS OF MERGING CORPORATION

  The obligation of the Merging Corporation to consummate the merger is, at the option of the Merging Corporation, subject to the fulfillment, prior to or at the closing, of each of the following conditions:

  10.1 Representations and Performance. The representations and warranties made under this agreement by the Surviving Corporation shall be true and correct in all material respects at the time of the closing, and the Surviving Corporation shall have performed and complied with all agreements, covenants, and conditions required of the Surviving Corporation by the closing under the terms of this agreement.

  10.2 Adverse Changes. There shall not have been any material adverse changes in the conditions, financial or otherwise, or business of the Surviving Corporation since the date of the Latest Balance Sheet of the Surviving Corporation.

  10.3 Due Diligence. The Merging Corporation shall have completed its due diligence and all outstanding issues relating thereto shall have been satisfactorily resolved by the Parties.

  10.4 Employment Agreement. The Surviving Corporation and the Merging Corporation Sole Shareholder shall have entered into an employment agreement in the form of Exhibit E hereto effective as of the Closing Date.

  10.5 Opinion of Counsel for Surviving Corporation. The Merging Corporation shall receive an opinion, addressed to the Merging Corporation and the shareholders of the Merging Corporation, dated as of the date of the closing, of Howard J. Kern, Esq. or such other attorney as may be reasonably satisfactory to the Merging Corporation, in form satisfactory to the Merging Corporation to the effect that:

     10.5.1 The Surviving Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the states of California.

     10.5.2 The execution, delivery and performance of this agreement by the Surviving Corporation have been duly authorized by all requisite corporate action, and this agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Surviving Corporation in accordance with its terms.

     10.5.3 To the best knowledge of such counsel, the authorized, issued and outstanding capital stock of the Surviving Corporation is correctly set forth and described in Section 7.2 of this agreement.

     10.5.4 The shares of stock of the Surviving Corporation to be received by the shareholders of the Merging Corporation pursuant to this agreement have been validly authorized and issued and upon delivery will be fully paid and nonassessable.

     10.5.5 The execution and delivery of this agreement and the consummation of the merger do not conflict with, or result in a breach of, or constitute a default under, the Articles of Incorporation or bylaws of the Merging Corporation, or any agreement or instrument, of which such counsel has knowledge and to which the Merging Corporation is a party or by which it is bound.

     10.5.6 Except as may be specified in writing by such counsel, counsel does not know of any material default or any meritorious basis for any claim of such default of any litigation, proceeding, or governmental investigation which is pending or threatened against or relates to the Merging Corporation, its property or business, or which seeks to restrain or obtain damages or other relief in connection with this agreement or the consummation of the merger.

  10.6 Registration Rights Agreement. The Merging Corporation and the Merging Corporation Sole Shareholder shall have entered into a Registration Rights Agreement, effective as of the Closing Date, in the form of Exhibit D attached hereto.


SECTION 11.  CONDITIONS TO OBLIGATIONS OF SURVIVING CORPORATION

  The obligation of the Surviving Corporation to consummate the merger is, at the option of the Surviving Corporation, subject to the fulfillment, prior to or at the closing, of each of the following conditions:

  11.1 Representations and Performance. The representations and warranties made under this agreement by the Merging Corporation shall be true and correct in all material respects at the time of the closing, and the Merging Corporation shall have performed and complied with all agreements, covenants, and conditions required of the Merging Corporation by the closing under the terms of this agreement.

  11.2 Adverse Changes. There shall not have been any material adverse changes in the conditions, financial or otherwise, or business of the Merging Corporation since the date of the Latest Balance Sheet of the Merging Corporation.

  11.3 Due Diligence. The Surviving Corporation shall have completed its due diligence and all outstanding issues relating thereto shall have been satisfactorily resolved by the Parties.

  11.4 Employment Agreement. The Surviving Corporation and the Merging Corporation Sole Shareholder shall have entered into an employment in the form of Exhibit E hereto effective as of the Closing Date.

  11.5 Investment Representations. The shareholders of the Merging Corporation receiving stock of the Surviving Corporation in the merger shall execute and deliver to Surviving Corporation an investment representation certificate warranting and representing that the shareholder:

     11.5.1 Has sufficient knowledge and experience to evaluate the merits and risks of his investment in the shares of the Surviving Corporation.

     11.5.2 Has been provided with, or given reasonable access to, full and fair disclosure of all information material to his or her investment in the shares of the Surviving Corporation.

     11.5.3 Has not received any advertisement or general solicitation with respect to the sale of the shares of the Surviving Corporation.

     11.5.4 Is acquiring the shares of the Surviving Corporation for the shareholder's own account for investment purposes only and not with a view to their distribution.

     11.5.5 Understands that the shares will not be registered under the Securities Act of 1933, as amended (Act), nor the securities law of any state, and accordingly these securities may not be offered, sold, pledged, hypothecated, or otherwise transferred or disposed of in the absence of registration or the availability of an exemption from registration under the Act and any applicable state securities law. The shareholder further understands that except as provided in the Registration Rights Agreement of even date herewith, the Surviving Corporation is under no obligation to register the shares on behalf of the shareholder or to assist the shareholder in complying with an exemption from registration.

     11.5.6 Understands that the certificate for the shares of the Surviving Corporation will bear a legend that the shares shall not be offered, sold, pledged, hypothecated, or otherwise transferred or disposed of without registration under the Act and any applicable state securities law or an opinion of counsel or other evidence satisfactory to counsel for the Corporation that an exemption from such registrations is available.

     11.5.7 Understands that the certificate for 75,000 of the shares of the Surviving Corporation will bear a legend and will have a stop order with the transfer agent that will prevent the shares from being transferred for twelve months following the Closing Date. At the expiration of said twelve month period, the Surviving Corporation will take all necessary actions to remove such restrictions.

     11.5.8  Is a resident of the Commonwealth of Massachusetts.

  11.6 Opinion of Counsel for Merging Corporation. The Surviving Corporation shall receive an opinion, addressed to the Surviving Corporation and dated as of the date of the closing, of Van Wert & Zimmer, P.C., in form satisfactory to the Surviving Corporation to the effect that:

     11.6.1 The Merging Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the states of Massachusetts and has the corporate power to own its property and to conduct its business as then being conducted.

     11.6.2 The execution, delivery, and performance of this agreement by Merging Corporation have been duly authorized by all requisite corporate action, and this agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Merging Corporation in accordance with its terms.

     11.6.3 To the best knowledge of such counsel, the authorized, issued, and outstanding capital stock of the Merging Corporation is correctly set forth and described in Section 6.2 of this agreement, and all of the issued and outstanding shares of the Merging Corporation are duly authorized, validly issued and outstanding, fully paid, and nonassessable.

     11.6.4 The execution and delivery of this agreement and the consummation of the merger do not conflict with, or result in a breach of, or constitute a default under, the Articles of Incorporation or bylaws of the Merging Corporation, or any agreement or instrument, of which such counsel has knowledge and to which the Merging Corporation is a party or by which it is bound.

     11.6.5 Except as may be specified in writing by such counsel, counsel does not know of any material default or any meritorious basis for any claim of such default of any litigation, proceeding, or governmental investigation which is pending or threatened against or relates to the Merging Corporation, its property or business, or which seeks to restrain or obtain damages or other relief in connection with this agreement or the consummation of the merger.

  11.7 Condition to Obligations of Both Corporations. The obligations of the Merging Corporation and the Surviving Corporation to consummate the merger are, at the option of either party, subject to the condition that, at the time of the closing, no suit, action, or other proceeding is pending or threatened before any court or other governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this agreement or the consummation of the merger.


SECTION 12.  EXPENSES

  Subject to the following sentences, the Surviving Corporation and the Merging Corporation shall each bear their own expenses, including legal and accounting fees, incurred in connection with this transaction. Prior to the execution of this Agreement, the Merging Corporation has paid its counsel and accountant a retainer for services in connection with the Merger.

SECTION 13.  INDEMNIFICATION

  13.1 Obligation to Indemnify. The Merging Corporation Sole Shareholder shall indemnify the Surviving Corporation and shall hold the Surviving Corporation harmless from all loss, cost, damage, or expense, including attorneys' fees arising from:

     13.1.1 Taxes. Any federal, state, or local tax liabilities, including penalties and assessments, of the Merging Corporation accrued in respect of and measured by the income of the Merging Corporation prior to August 30, 1996, arising out of transactions entered into or a state of facts arising prior to August 30, 1996, or accrued in respect to property of the Merging Corporation for periods prior to August 30, 1996.

     13.1.2 Representations and Warranties. Any breach of any of the representations or warranties, whether made by the Merging Corporation Sole Shareholder or the Merging Corporation, contained in Section 6 of this Agreement.

  13.2 Settlement. The Merging Corporation Sole Shareholder shall have full power and authority to take any and all action with respect to proceedings relating to any liability, claim, or tax of the Merging Corporation that are subject to this indemnification obligation, including the right to appeal, settle, compromise, or dispose of any such proceedings in the name of the Surviving Corporation. The Merging Corporation Sole Shareholder's obligation to indemnify the Surviving Corporation shall be subject to the condition that the Surviving Corporation give written notice to the Merging Corporation Sole Shareholder promptly upon being informed of or becoming aware of any such liability, claim, or tax covered by this indemnity. The Merging Corporation Sole Shareholder shall allow the Surviving Corporation or its designated representatives, to fully participate in (but not control) the determination, settlement, or defense of any such liability, claim, or tax.

  13.3 $50,000 Minimum Indemnification Required to Activate Merging Corporation Sole Shareholder's Obligation. The obligation of the Merging Corporation Sole Shareholder to indemnify and hold harmless the Surviving Corporation from the types of items set forth in Section 13.1 does not inure to the benefit of the Surviving Corporation until the amount of indemnification provided under Section
13.1 exceeds $50,000. However, once the claim for indemnification is activated, the Merging Corporation Sole Shareholder is retroactively liable for all indemnification provided for under Section 13.2.

  13.4 Termination of Indemnification Rights. The Surviving Corporation's right to seek indemnification terminates 18 months following the Effective Date. However, the Merging Corporation Sole Shareholder shall be obligated to provide indemnification under this Section 13 for all claims made by the Surviving Corporation prior to the expiration of such 18 month period and that are covered by this indemnity.

  13.5 Limitation on Indemnification. The Merging Corporation Sole Shareholder's liability for indemnification under this Section 13 shall not exceed $1,380,000, i.e., the value of the shares of the Surviving Corporation common stock and the cash consideration paid in exchange for the shares of the Merging Corporation common stock.


SECTION 14.  INTENT

  It is the intent of the parties that the transaction contemplated by this agreement shall constitute a merger under the Business Corporation Act of the Commonwealth of Massachusetts and the Corporations Code of the State of California and qualify as a tax-free corporate reorganization within the meaning of IRC Sec. 368(a)(1)(A).


SECTION 15.  MISCELLANEOUS PROVISIONS

  15.1  Time of Essence.  Time is of the essence of this agreement.

  15.2 Commissions. Each of the parties represents to the other that, to the best of the party's knowledge, no person has right to a fee, commission, or other payment for services in connection with the merger. Each of the parties shall indemnify the other and hold the other harmless from any claim for any such fee, commission, or other payment arising out of the actual or purported act or agreement of the party.

  15.3 Binding Effect. The provisions of this agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.

  15.4 Notice. Any notice or other communication required or permitted to be given under this agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:

If to Merging Corporation:

  Andrew W. Jamison
  18 Winding Way
  Plymouth, MA 02360


With a copy to:

  Thomas M. Zimmer, Esq.
  Van Wert & Zimmer, P.C.
  One Militia Drive
  Lexington, MA 02173

If to Surviving Corporation:

  Robert G. Hatfield
  Chief Executive Officer
  View Tech, Inc.
  950 Flynn Road
  Camarillo, CA 93012

With a copy to:

  Howard J. Kern
  Law Offices of Howard J. Kern
  4057 Rhodes Avenue
  Studio City, CA 91604


  All notices and other communications shall be deemed to be given at the expiration of three days after the date of mailing. The address of a party to which notices or other communications shall be mailed may be changed from time to time by giving written notice to the other party.

  15.5  Termination; Effect of Termination.

  15.5.1 Termination of Agreement. Either the Surviving Corporation or the Merging Corporation may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

     (i) the Surviving Corporation and the Merging Corporation may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

     (ii) the Surviving Corporation may terminate this Agreement by giving written notice to the Merging Corporation at any time prior to the Effective Time (A) in the event the Merging Corporation has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Surviving Corporation has notified the Merging Corporation of this breach, and the breach has continued without cure for a period of five (5) days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 1996, by reason of the failure of any condition precedent under Section 11 hereof (unless the failure results primarily from the Surviving Corporation breaching any representation, warranty, or covenant contained in this Agreement);

     (iii) the Merging Corporation may terminate this Agreement by giving written notice to the Surviving Corporation at any time prior to the Effective Time (A) in the event the Surviving Corporation has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Merging Corporation has notified the Surviving Corporation of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 1996, by reason of the failure of any condition precedent under Section 10 hereof (unless the failure results primarily from the Merging Corporation breaching any representation, warranty, or covenant contained in this Agreement) so long as the Merging Corporation has repaid all amounts that are owed by the Merging Corporation to the Surviving Corporation; or

     (iv) the Surviving Corporation may terminate this Agreement by giving written notice to the Merging Corporation at any time prior to the Effective Time in the event the Surviving Corporation's board of directors concludes that termination would be in the best interests of the Surviving Corporation and its stockholders.

  15.5.2 Effect of Termination. If any Party terminates this Agreement pursuant to (S)15.5.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

  15.6 Litigation Expense. In the event of a default under this agreement, the defaulting party shall reimburse the nondefaulting party or parties for all costs and expenses reasonably incurred by the nondefaulting party or parties in connection with the default, including without limitation attorney's fees. Additionally, in the event a suit or action is filed to enforce this agreement or with respect to this agreement, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation reasonable attorney's fees at the trial level and on appeal.

  15.7 Waiver. No waiver of any provision of this agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

  15.8 Applicable Law. This agreement shall be governed by and shall be construed in accordance with the laws of the State of California.

  15.9 Venue; Jurisdiction. All actions with respect to this Agreement will be instituted in a state court sitting in Ventura County, California or Suffolk County, Massachusetts or in a federal court for the Central District of California, or the Eastern District of Massachusetts, subject to the provisions on arbitration in (S)15.10 below. By the execution of this Agreement, each Party irrevocably and unconditionally submits to the jurisdiction (both subject matter and personal) of each such court and irrevocably and unconditionally waives: (a) any objection such Party might now or hereafter have to the venue in any such court; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

  15.10 Arbitration. Any disputes arising out of this Agreement and the transactions among the Parties contemplated by this Agreement shall be settled by binding arbitration to be held in (i) Ventura County, California if such arbitration proceeding is initiated by the Merging Corporation or the Merging Corporation Sole Shareholder and (ii) in Suffolk County, Massachusetts if such arbitration proceeding is initiated by the Surviving Corporation, in each case in accordance with the rules of the American Arbitration Association. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes.

  15.11 Entire Agreement. This agreement constitutes the entire agreement between the parties pertaining to its subject matter, and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.

  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

View Tech, Inc.


By:        \s\ Robert G. Hatfield
   ---------------------------------

Title:      Chief Executive Officer
      ------------------------------


GroupNet, Inc.


By:          \s\ Andrew W. Jamison
   -------------------------------

Title:       President
      ----------------------------



\s\ Andrew W. Jamison
- ---------------------
Andrew W. Jamison